Filed Pursuant To Rule 433

Registration No. 333-254134

May 15, 2025

V451,11 at PDF Piins Fite. oposow *1 /1••• •, • ....... " ...... •••' April's Shockwave: Tariff Drama, Dollar Drift and the Small-Cap Squeeze Share this Articl Christopher 6annaItl, (FA 0 0 0 4-7 1•7•11•11•• bkniec•L • f low e . Key Tak•aways - ArNil 2025,1m*pinglIS. &bed capllal shirt, proplfing hdd d BiLuiri ulid gula. ,71,g...01 ht International equines, to the top of the perronnance charts. .S. srnaLl-cap equities sank r,nder pmssilre from rising input cost; and economic oncertanty, as investors reassesses 247SUIe la businesses particularly sensitive to changing economic growth Ecpectations. For riastorss4rek Ingrcillerkto amid pollryrolailloty,luftlsilkr .WMri an.d NW exposure to r.eol aswts.. cunilarlans may eye small caps lor a potential rebound opporrunihi April 2025 relight be remembered not just for the policies announced, but nor the ripper. ! ECM they unleashed across asset classes. It tarted with a bang—'liberation Stay." assume called it—a cledaratiwa DS sweeping twill's unlike anything seen in yearx 1l ket particlomn4sdicloi rust react They roorlibrated The e.charigmbradocl Funeltexchiinge traded product IEFFIErPs} 903recard rrarn WisdamTree tells a ccropelfing tare of 'Mar recalihraoon The Pulse ocApeil: Gtobal Hedges and Arial -MAN" Belli IIK.ii1,1 a Ai ii .1 ; hi: I U.,liddrl IrPnal 5.0flie".".11,PrketLWV112. wutallie and unr-titaln—t.ol cIaritykn ruterallm Investors voted with capital: they fen:err-Ed hard assets, Internationat eeposure and anything hat goSthem away horn U.S. dollar exposure Figure i Indicates the cop /ire and bottom nye WiSclamiree E T F,OEIPs, ranked by tom' return perlorrinance. lor [he Month a/ April 7C7`. Select Comments on the lop Fere EfFiElPs for P.prii zdaS Thu Vilisdemiree Riticoin Fund f ETCWV returned 13..1SOSE., topping the List of best-performing ETF/ETPSJETI3s at ATISCIDMTree dutingAprIl XDS1. Ind Rand where fiat risk was back on are table, &main served as the opt-out clause. The VILlidomTree Effie lent rmiri P11..11 0 7114 Mirmr-t SIr,Lrrgy fund 07,13M1,1),3 J O,tbego With IINVOSuro to bettigplei and gold minors, rerunind n lEr%as irrA•51.4 . sought 1&11 ESietS Rah tLIe WhiddmInier Europe 5MaLICaa Dirldrrhi Fend at 7 I236 and the ligisdomirer International MidEup Dividend fund WINO at 6..2 Mt showed a parfrgence far nofri.l.S. equities. We also note that that smaller companies hmically do less emporitng, soil's possible insestiors ere looking abroad and Icbkirgfiatcompaasies not selfing their inidy V. hres;arl fru hr.I:int•, hat I. the 1.1 Se lien Comments on the Bottom Five E1Ff UT Ps f r April 2425 Isittranwhile, US. small-tap strategies-WIsdnmT rem U.S. Sma IIC all Fund (F. E Sb4 WIstinmInre U.S. SmallT. op Dividend Fund LIEU' lailschunTree U.S. StaifiCap Quaky Dlykdeticitrowilb Fund ilf1Cd1S.16 sank The companies in these Funds. often domestically focused and rate-sensitive. nom lace nsing input cons, tarilf-induced distortions and constrained pricing power The Market dpperirSte r10 Lityl ng UrM WO 4indr,N•1011 rienN Main Stntert U. rl.ge-11 this. we'rr Mapping back" Morkis tan also be among the most sensitive to a recess.kon• should one materialim which we know is a topic of ongoing debate, Figure WIsdemlfres's lap and Bottom Fivy ETHETPs by Ref-Form mom In April 21:t25 tree Dr, BOHM ETFM1.1,Thrlerin •V% I • r,, 6.EITETP kolurna. AFek ,crob du% /1)( 1FWW EES ChM DNS OIL owl f rmlue ThcLi. Swami Swot VirOSTanle, 4}1{44.05.YrIA h{.1.1t, ki,•3 CIMUM...44•.1"4•71 In rn PATH .1H.15.44030.11 511 Wel, r}Kurni '}a^,5 r•P WM.R1.414. SIP eerie, pere Worm-we. Ren WV...Una IP ,uel Mivdrtil-414rt,wks rrNYbM Mehn+M ..thrhen urArInts sham, when inzleenvd, may be aartn nIcraxleo than Ihpr any rtasera Current pefOo-rarxie !rage le.al la Wort bun per,orrnaw data lasztorl. A Wider Lens' Fault kitinths That Dellne a Re Lime .... ou I Irt rot ,..'..••••., Is a btiled 51r11,18frly t4101114k01 th•L` aspects .fru. sea in Tigure 1. dominated 11,v First tale 1110tith5 with a Ed 4394 return. We finrriv that many mooMorn have teen writchMg the price et gold hit new hTigha., even crossing the 9,Stla per troy ounce level for the First Mlle. NAM huricts in an exposure to Bold and an expObure so. gold MiheeS.COMINIFeiler.r that May actually make more =trey as the prIte 4f gold rise The loirtdom I ree E /Mont Getd Rhos Erin! ty Strategy fond 160 I. l5captures re-ur.:SaMP overall theme that we mentioned For _rust instead of Meet:ray component tieing gold miners it is a broad Lb-I.Ise/ pi U.S. Large-Cap slacks. Other top performers? VirktlemItee IntrrnAilernall Al Erth*nerdWiluir Fend (AlliPli.19Wi=d.rnTrk-s- IniL-rna boopif It lilt Plwfdenrl Fund Wad and WRcliarnTerre Intrrnatianall Lardivc4p Dirwleknd Fund a30-1}..12 othetri ado all equity strait le4fosu'iedOR1hoddrieldoed !Mem:long sprite. IF April was a irkrfecil divot, yew-Da-dare returns suggests found41.4981 repricing of what marters..lnireitots are fawning assets.lhat produce cas11921.1 real stuff and live outside the LIS, ;IOU' '5 shadow tkIttree or the li5t? i he Wiednietcre rnatiC Ala Qoaldv fi rowi it Fund (Q5ML.?,11 !MRS, FF , the WI-idol-hi ree Cloud computing Fund (Wit and PTA, They represent whet mat-licks are currently atscukinsing. the sensimity al smaller merket comparmes toe potential economic slowdown, and a move away Prom more speculative, hirer-multiple tech. Figure i WIS dOmTteeN.101P. awl Bottom 5 ETNETP* by Perliornia.hce Vtlir40.00t 202S ite,* err •LTP Ileums • esteem s fri5. Orammrns .)34, Lirt. lila% • wry% -MEM .1_11% GCrir AM Iff1-4 GtS Ins .1%4.0 EC5 OCAS IN Fikklinreduel reIrm'Serstita Um re: 54,14orn.T me, ;peak.1 r. hqm es. Fund Cr .n.marapn "1:41 In to-Phil 01:11..;{ Fmk, maraed VB. 4,1Lh rag...m a oi WAY clErcernalal man cent!! me .e net else...doe]. erratamime per prilmarae Fart cerkrrronte Is nal .nd kelt, hrune ninun_.m.ra.max mum az pi-Eirgiumg on Imre! met ...Hi emb-rin .1.0 Mal ...I rn..chkr-Svhennoelk...ter,39, mei Oe He.r.7 FM RN uhrd tUR ChOttrt retkrrnets kimer*,iathir relantuftrelab w:Ard Tor Thenvw meer nrertheml end . rdmin.:1 tie ormwe Itereimp ra Yelp r GhMIiIU. 11.0011(...115. OWL b 1 .1.r. DOL M A. WW2. mg QBdL What the Data Hints Beyond the Obvious Whoa, we lustairow Ann.! arid Y11), a lewcreepo themes. ern.vgie: • T lie U.S. dollar has been depredating ot the lop performers p,to a Forreernanta. hew whr.n the value &the U.S. hop, liver I n pa, I itipants are Ming to digest what the Inuves from the Trump Adnoinisiration meal in L-LE111.1.,..he41 ii,ngiu Form !iv ,- • Small caps can be very sensdive to the economic cycLe. I there is an economic slowdown or a recession es a result o4 Chef tarall polgx.s, dt,../1 That itLosNuo • ' the brufg 0 tr,4 /Ist may be found Within the U.5 Sinai! ChO toigment 01 To Go with the Recent Strength or to Move Toward the Performance Weakness There is tittle ClUeStrOn t . ." . has had a remailiable ..TrrE.1:!. and Investors may get a bit skittish on seeing that result. .GDE, with its equity component focused on 51:10 large-cap U.5 stocks, maybe the more conservative option tor investors thinking oboor the &MD gold and US. equities as as-c/a/op,. On the +other hand. we think it's possible that the ;aril/ Fklicy is so fluid and so tough to anafoo that there is a chance therm Sire per/arwarge OF to S. small caps cristid ljv overdone. Irnewrrs ve,eh dry powder mighT-5cor/ ion/4, ag 4n that dIrvccion iaS there can be different announcements with positive impacts to the marker that could herelit that more beaten-down segment In arry event. we look lanyard fo continuing to analyze what the top and bottom-per/DrmIngETUTPs at AlisdurnTree vri II ge31 us cive4 She toming periods. • Source: hitos://yeent.whitehausa.goyfartIde0a25.011./presideni.trumps-bolalrade-action-draws-prasse/ Tire wisdom 'We ejtco+n Fun0 IS an exchango.irAFC,Ifurldwhcrx elYesin,,c•at 41)1Cckvii. iStogalnorkura to The Nice of titcoin, less expenses and liabilities. trlitoolding bit.coin The Tu nd will generally vaLue its shares daily using an independently calrulaied Aloe based on a% aggl Mlianofaesthetes cridtiNny ol major biEcalb %pol2m.19.vsgex. ▪ Thobilwom ElFivent GolcrP1w5G04 Miners Wale& Fs/nal-et/4s /oral room 1,riveasorig. in Raid rignm5 And gall! Isitums ▪ ontrarts. I Wtsdomrree Europe SmallCap INiidend Fund seksio track ite investment results of dividend-payingsmalkap companies In the European equity rnaelet_ i.fisdorrirree International liticKap Dividend Fund seeks to track the Investment results& clivicrend-payarg mid-cap companies In MI deveinprod Avid. excluding The 1.11,anntansd.a. 'lAfisdurntree U.S. SmallEap Fund seeks In track the Itwestrnerit nesurts or earnings-generating small-cap tromp] nies Itt the U S. equltyrnadet. 'IPARIonITtev U.S. SrnatIC.ap OIYILItnd Fund seeks tuiradt the Irtvotnient results el chvIdend.pay.ing 04111-e-op companies in the U.S-equity market grAlscitainfreett. SmallCap Quality 1:11v.cland arcionth Fund seeks to track the Investment results& divldend-paying %malt-cap companitswithgsmvth characterlstlim in the U.S. equity market. *The MsdarnTree Efficient Gold Plus Equity Strategy Fund seeks total. return by investing. either directly or through a %holly owned 5ubsidnary. in a portkPild &U.S.-listed gold rutures contracts and U.S. largetap equity secunties. Wisdorniree Inlerriational Al Enhanced Value Fund seeks itsr ome and capital appreciation by investing primarily in equity SC,O.IriSigi.3441?ak from i unrvnrse Of desirlopet markot <quit iPS, oycluding rf,a U.S. and canada..iihmAghibit value ChafaCt0115Ms paced on ore elect ion results or a proprietary, quantitative artrlicial intellogence AI) model devetopeci by Maya irrvescrrient Management Co_ Lin_ 'LVesdamiree International High Dividend Fund seeks to track the investrnern results al high-dividend-yielding companim. in toe clevetoped mild, excluding the U S and Caftmia INIsdOrni,er 110 emal janal LavgcCap DMdend Fund seeks in track lhe Invesl.meni rescluur dIvIdend.paying lange.cap companim In the developed evorld-esxu,d ng the U S. and Canada " the Wadan,l tab u... SrrimikICAp Qualoy Growth fund staks ti t4ack [Na pi ice and yield perfoornanet btfo're. Fees and eripensefr, INIsdomitee S 5.4.11Cop Quality CAR.0th thdlep.. "The Wisdumr,ee Cloud Computing Fund seeks to track the price acrd yield performance. before Fees and expense, ol thelEIVP Norkpq Emma' ng Onod intim, an otikqrly wingfircd triihmeir.igrned to nwsorti the performance or emerging companis. focused ors delivering clinid-based software to customers. Related Products biz IVadvrqrreLLS 3,140-3, -Irrr US 5megaa tliwdond 4rrd cu.* LEoEfer,d GrcrMi find Find tut Moro Find DIA Mang 111 O C. Register to get insights from WisdomTree SIGH IN REGISTER Important Risks Related to this Article lt FEW! ,SS) U4h ,] IPSCULil arid su0 complex, general!), exhibit eartr.ernt, Nice kroloblity and unpnadvabulty, and should be uteAred JS highly .,. Hid ;sue assets. Crypto assets are frequently referred to as crypt° 'cUrtenriE5,. hut they typicaliy operate without central auihoriry or banks, are not backed by any govern-melt[ or iSSilingentiny no right or rocour,a, have no govemmenl or insurance protections. are not legal tender and have qlmki..ed or no usability as compared to feat correncie$. Firderall. State or foreign government, may restrict Ike ow. tran5fet.excNange and walue of cryproa55ers. and regulation in the U.S. and worldwide is sill I developing asset EN hanges and/or setilemen1 facilities may slop operal Ing. permanently shut clown or operlence issues due to security breaches., rraud, ,nn,olveocy, market manipi,lairon, market strfeillance. M ANILiknow your customerfaml.money launderings prececlu res., non. compliance wen applicable rules and .regulaeons, tschnIcal ginches. hackers. malwere mother reason-s, which could negalisoly Impact the palm or any rryplixurremy traded on such ort.nang&s ur rrlianl on a sett lament otheenirk may proton,' access or use or I ha trypto suet Crirpio assets tan eviel,ence unique eronls_ Such as forl+s or airdrops., which can Impact ihe value and functionalliy ol the crfpto w.ser_ Enpmesset bans/rams are Eteneralty irreversibro, which means i hat a erypIO aSsEt may be unrecoverable in instances where pi d Is lent roan Intl:01'Pd address, Iht lotorretl .arrinuint IS sans, nr fill trarisad lens are made fraudulently rfilin an acconnl. Acrypin asset may decline in popularity, acceptance or use, thereby Impainng its pnce, and the priceoFa crypt° asset may alsOlie impacted by the niansartiontur a smell number of holders of such crypto asset.CryOta asset may be difficult re, value and valuations, Prep !or l he iameirplo ar,dot, may tJaor Fj•gnIficantly by oaring wave or otheewiso lm,uiper.1 due to market fragmentallon, IPIquidAty,wointirity and Mc potential for manipulation. Cripto assets generally rely on illockEnain technoingo, and blockehain technology Ise retatfizely new and untested lochnolormhich operates a5..1 distributed ledger. illoc kchain svinais could he suhiee L lo interne( connec they dlourptions,:!onsensus fallutel.Or cyher",,ecurtly atiackt, arid the date 01 time lhat you IrHLlalna transaction may be different then whermt Is recofd6d on the blockhaln. Access to a given blockcham requlies individualized key, which, d compromiSed, could, result in less due to theft, destruct:Vire or inacceSsibildy. En addition. iiiiferent cnipttiasselnechibit different characteristics, use cases and risk profiles. Information provided by Wisdomfrue regarding digital assotL oiypto ssse4s or bieckchain networks should not be consident4 or relied upon asinvestrnent othel ad*e. as a lecC.Inmeindation from including regarding the use orsuitabglity ur any parnw.lar ar,set, crypto rl r Snalegy. To Inew the prospectus, please click here. Bitcain and, accordingly, the Wistionntree °Rusin Fund, which holds niticoln, are highly speculative and involve a high degree of risk, including the potential for toss of the entire investment. An investment in the WisdorriTree Ditcoin Fund in wolves significant risks (including the potential for quick, large losses4 and may not he suitable for all shareholders. You should carefully consider whether your financial condition permits you to invest in the WisdornTree Bit:coin Fund, and you should be willing to accept more risk than may he involved with other exchange-traded productsof ElfFs that do not hold hitcoin. Ezikrt me volatility or trading priors that many digital aiieti, ineluding bittidn, halpf• tYptrienced in resent ',triads and may to ntm ue la experience, could have a material adverse rift-CT an I he value of the shares and the shares could tase all of suhstantlally all a f their value_ The value {Atha shares Is dependent an the acceptance Of digital. assets, stun at bitcoin, w hie h represent a new and rapidly evolving Industry. Digital arum such as bittoln weft-only introduced within the past two decides, and the medium-to-long tetra Wattleot the 5haro ii SU bled to a number of factors relating to the cnpabi I isies and development of blockchain tech notogies and to the fundamental investment characteristics of digital assets. Regulatory changes or actions may alert the value Miter Shares or-restrict the use of BF coin, mining activity or the operation of the Sitcoin Network or the Digital Asset Markets in a manner that adversely affects the value of the Sham, Digital Asset Markets may experience Fraud, business failures, security failures or operat ions! problems, which may adversely affect the value of hitcein and, SODFCiluentty, the va lua of The Shares. wisdomise-e Riteoln Fund is not a fund registered under the I nvestment.Company Act of , as amended (.1.4a0Aer I, and is nut sullfrei le regu I Wan under the t, unLike most exchange-traded products ar ET Fs. The InlisdornTree BltecrIn Fund Is also not a commodity pool for purposes of the Commodity Exchange Act of , as mended, and the sponsor it not subject to reculaliona by the Commodity Futures Trading Commission as a commodity pool operator or commodity trad ing advise'. T he Wi sdernT tee nitcein Fund's shares are neither interests in nee obligations all the sponsor ar the trustee M any of their affiliates, The Wisdom-tree Ititcoin Fund has filed a registration statement tins luding a prospectus) with the SEC For the offering to which this communication relates. Before you invest, roe should mad the prospectus in Chit registration statement and other documents the WitdomTree Bitcoin -Fund has filed with the SEC for more complete information a bout thelNi sdomtree Ititcoin Fund and this offering. You may get these documents far Urea by visiting EDGAR on the SEC wabsita at www.seclosi, Alternatively, the WisdomTrer Eitcoin Fund will arrange to send you the prospectus Ryas, request it by calling toll-Free at 366,904.9473, Neither wisdom tree, Inc., nor Its affiliates, mar Foreslrie Fund services, LLC, nor its affiliates, provide tam advice. MI references to tax matters at Warm alien provided on this site are for illustrative purposes only and should not be considered tax advice and cannot he used for the purpose of avoiding tax penalties, investors seeking tie advice should consult an Independent tax advises. Foreside Funds Services, LLC, is the Marketing Agent for the YtisdomTree Bitcoin Fund (OTCW). Foreside Fund Services, LLC, is not affiliated with WitdomTree, Inc. nor any other entities mentioned, Musa: ..i,estrner. in non-U.S. securities incolise (sauce!, regulatory and economic risks that may tot be present in U.S. securities. For maniple, foreign secu miss may b6subj:ect [brisk Of Ines clue to foreign currency fluctuations, political or economic Instability, or geograp#11Etventszhat adversely impact Lcsue.rS of rartign secDritlos, DeriNatims used by the Fund to oth.ret exposum tr.5 foreign cuiiencies may not perform as intended. leiem can be MO .askYanct that the Fund's heriengtrarr,aajonistilf be eliectiw. The value or an investment in the Fund could be signiricantly and negative,/ impacted if lb4eign currencies arifireciAte at the sometime that thevalue ot the Fund's equity holdingsfall. While the Fund Is actlitekv managed. the Fures Investment prncess is wooned to lag heavily dependent on cruantitaiNv models and the mod& may not periorrn as intend:Dd. atsFA Foreign Inyesimg InvOh. t 5pecial c[5.65, such asdykor ion torn crierencylloctuation ot politica sir economic uncertainty. The Fund lofts-set Iii investments in China, inckudi ngA-shares, which indude the risk of the Stock Connect program, thereby increasing die impact or events and developments .M.Oclatodvitihil* IstiOn WHO {- adkvilely alksi performarhte. Investment% in ernelgingot pirrshril.markeii. ytngui tally less and Im eRtClant than investments i n developed rnarkats and are subject to additional tisks, such as risks of adverse governmental regulation and intervention or poiltigal develiopineats The Fund's exposure to certain sec tors may Increase cis vuinerahility in any single economic Of reStilainrydN@Iapnlenr relied tn. sigh sotto,-134,1hIs fund earl have a high, cc,oceni ration in some kssuers.the Fundcaniie adversely impacted by changes Awing those issuers. DHS4. Them are riiks associeed with irnresting, Including the possible toss of principal. fundsineusingthekr Investments an certain sectors Increeselever vuinerablidy to any single economic or fegulatonideoelopment rolated to such sectors. This may result in greater share price volatility. Dividends 31,0 not guaranteed, and 0 company curientiv paving dhficicids rtlav seas"! pawing diw,dends at any tow i've4mJead tht funfpidspettus for w rite det,511w regarding the Fund's risk prolile. GDPAPI! Them ate risks associated with investing, including the pp:WI:Ile loss of principal. The Fund in actively managed and invests in U.5.-lasted gold futures and global equity secunties kssued by companies that del weal leaSt 50% of their revenue from the gold mining businom ('Gold lalriers'). The FUnd'4 use Of LISAislEd turd futur.s contracts wit] give rise to-leverage, magnifying gains and loss.es and causing the Fond-babel-more volatile than if It had not been leveraged Hoteove./, Ma price movements in gold arm gold luturescontratmmay Fluctuate quickly and dramatically,. and have a histontally low conciaTion with the returns of the %mit and band markei3.13). investing intim -Nutty securitim of Goad Miners, the Fund may be sust_eptible to frnancial. economic,. tiblilkai Or market events Eh al impact the gold Mining sub-induttry, including commodity prises and the success of exploration projects The. Fund may invesi a ligmhcartt portion 01 its assets in The sec:Arlon af companies of a single country co rig," including emerging markeis., and thus, the Fund is trior0 likely to be impacted by went& and political, economic or regadar y conditions ng that country or regan, or emerging markets generality. The Funds investment ellategy will alt rooseirell to redeem shares for cash or to othermie include cash as part ol reclemplon proceeds, which may cause !hi! f crud to recogmr e capital gains_ Please read the Fund's prcepecton for specilic details regarding Pie Feincrs risk profile EE54 [ unds locum' their investments on oertain sectors and/or smaller companies Morease heir vuloerability to arry single smonomic or regulatory related to such sector-n..1,1 companies. This may result in greater SharE price voiallitly. oes+OCRS: Funds focu5Ing their [rWel.1rnent3. on cerkiln w tors anti,* smallei -companios inve-asettftwr milnerabillty le arty iftglei orontweic pi rrgutataty development related to such sectors. al companies, This may result in greaser share price volatility. Dividend-sale not guaranteed, and a company cunently paying diOdendis may cPaSe priyinglIviend5 at Any time AEV1: I nvesYments in nan-US securities involve pcilltleal, regulatory and economic risks that may not be present in U S. securities. For example, foreign securities May the subject to riskal loss due to forelgn cthrrencyfluctuation.s, political CIF ecorlamIC Instability, or geographic events Mai addersely linpact issuers of foreign securitles, Funds iro-cvsing their invesirri,mt on certain sector!. increase theft vulnerability to any .singte ocoriornIc oi iegulalory development related to such sectors Thls may result In waster share price volatility. While Pie Fund rs actively managed, the Fund's investment process Is eapeclod tube heavily deperidpm on a quarilitatwe model and the model may not potion+, as iniondod. DM: foreign investing I:wolves special risks, such astiskof loss from currency fluctuation or political or economic uncertainty. DivKlends are not guaranteed. and a tomparty currently paying dividends may cease paying dividends al any [lime- Funds focusing their inves/rnents on certain sectors increase their vulnerability to any 5ingle economic or reguletoni development 'elated to such sectors This -rnt letell in greater share price volatility. COL' Foreign itriesting inyistves special risks, such as P isk of loss from currency lluctuation 44 political or econanric uncertainty.. Funds locustng then in.verrnents on certain sevois lecease the.' volrie/abil ity to any single ectrocarlic or regulatory deveinprineat related to weir 5eCtOrt. Thii May retulT in greater share pnce volatlllty. Dividends are not F;uaranteed. and a company currently paying dividends may cease paying drgirlends at any lime. DIM: Foreign inAsi ins Ornodive& special rilHs, such as mho! less iron. Currency fluctuation or poiAltai n4 EcDpamic untertainly. Funds focusing their investments on certain irectors and/or smaller cornpanim increase their yulneraPility to any single- e-oanortile or FeRUIDICify clemlapment /elated to such sectors or companies. Didderods see not guaranteed, and a company currently paying dividends May tease payingdividends at any lime. This may result In grnal.01 share price : Foreign irr.riuting inonlyes special risks such as no of foss frovn currency fluctuation or political pr ecortornlc uncertainty. Funds Focusing their imestrnene. on certain sectors andfor smaller companiesinceasetlseir vulnerability to arty single economic or regulatory development related lo such senors ger alfliparnErs. Pits may ' M IT 411 greater saiare price...D[4.41y, ! 'The Fund IS actively managed and invests in U.5.-listed gold futures and U.S. equity' securities. The Fund's use al U.S.-Listed gold luturoi contracts will gore. rew lo leonage, magmlying gain% and lo5.se.s.knct causing the Fund to be more volatile than 11 it had not been Ieeragsd.Irlorcowri, the price mnvementi. In gold and gold futures contracts may Mt:Chia:le quickly and dramatically, and twee a historically low correlation with the returns of the stock and bond markets. U.S. equity securities, such as cosniMen stocks, are suhjert to maiket, economic and business risks that may canoe their _prices to fluctuate. The Fund"; In strategy will also. require it to redeem shares for cash or mottle...wise include cast: an pall of its redemption proceeds, which may cause the Fund to /ocognoe capital fmns. Vf0Jk The Fund invests in cloud computing companiiiN., which are heavily dependent on the iniemet and utilizing a distributed network otsewers over the Internet. Cloud cornpuringsdnidankiis may ha-venni/led diDdirt1 limn, Markets,. rhahrol rftources Or 00.6.011,1S1 arid are subject to Me risks ofchangas in business cycles. oral it economic growth, technological progress, and goveihrrnant regulation These companies typically lace intense competition and potentially tepid product obsolescence- Additionally, many cloud computing parnpanies Stare niehnitiVEiccasumer infetiwa'LiOn and touldi heLlietargetof cybersecuriry attacks and Other types of their, vhich could axes a negation impam on thew companies and lira Fund. $eCtUille4 Of CIDUCli.Ornpu-1 irrg companies tend to be more 'eclat ile than securilies of companies that my less heavily on technology and, specifically, on theinterneLClaudcompuling companies can typicallyrng,age SigrliliCara ,1,1101.1re ut spending uri rescarer, and drvalopmeM, and rapt changes to the Cele! could Pratt a material adverse effect on a company's operating results_ The composition& the Index is beastly dependent on quantitative and qualitative inf ormahon and data from one or more thud parties. arid the Index may nal. perform. as intended Cirmeth stocks, 85 a group, may be out of favor with the madder anti unaer perform value studs or the oireraReourtymarliet Criowth stocks are generally more sensitive to market mcwereents tria-n other times of stocks. Funds focusing their investments on certa in sectors al-Aloe-smaller campanies increase their vulnerability to any single ecdriumic w regulator/developmenr related to siskch sectors or companies This may result in greater shate price vailatilleir The Fund Is non idliersilled, as a result, r3,dng¢51n the marker value oil a single security could souse greater flucruanorm ip the value of Fund:shares than wouLd occur in a ckversiFied fund. The Fund invests in the securities included in, or rep-resentathie of, its index legardlessof their investment mere_ The Fund does not attempt to outpsOorm it4 I ndes or take dere:nit...N. ito9rion5 In declining markets and the Index miry not W orm 88n-item:Pei The w ane, of strial/-capItaLlzatIon companies generally trade in Lower volumes and are subject to greater and mare ianpreclictable pYice changes than larger-capitalization stacks or the stock market as a whoLe. 5mallicepltal (ration companies may be particularly scinsIthe to adverse economic dmielopmenls as well as changes in Inseyest fatErg, gniiiernment reguLation, borrnywng bocra and earnings The Fund is new and hasilmided aperatrug history 1.2g1 rAipletawe cdad caftqa earkney gividerdls Srn.111Capr. CI em }11.1111V 1)41de.11.6064All .1001.11111:110LIIK Cloud Cowalk% Fterlreish grel.OdS Pint ,651.1 About the Contributor (111-11.1aphrr CFA iChristOpher Gan-Nati began at Vorisdomiree as a Research Analyst hi December 24310, working directly with Jetettly SchwartZ,UAt Cireclot o1 Research In JilniJdriOr1.Ult, he was pronwpc1 To ASSOMTC DinaCIOr Of ReselirCh -where heroes relponsible to lead claiereni groups or analysm ar6r.l.ssuReg3.5u vyluhin ttv broader Research team a/ Wisdom-free In Feist-nary of 3019, Christopher was promoted to Head of HE-search, Euzope. where helves based out of WiSidotnT Londe., of liLe and was reSpuriiiblitilOr the- full Wi5dOrrl ree researCh effort wilhin EurCiptiari ket,e5wlllassuppoeli7gCho vort. platform Rlobali15, In November nzi, Christopher was prornaled to Glottal Head of Research, now responsithie icor numerou$ cornmunucations on Investment strategy globally, perLIcularly in the thematic equity space. Christopher came to ViiisdomT Fee from Lord Abbetti. witicre he Worked for four and a half yeals as a Regional CenSUllard Htt reCehitid hi5 MBA in QuazItItal I Finance.. it.c.caubttrig. and E{OnflaIICS from NYVS Stein School of-Business In JOICI, and Mk reCetred his isacheloy's degree from Colgate University In Economics in MX. Christopher is a holder cif the Chartered Financial Analyst Dimignatlan. :1PAPriLFS5 ‘ 11 C W iLl 'KW 6'00;4 lir WV *Qs wy ar giirrdswarr. eenie.rin 0 0 0 Nome rairetrictuti wow priv.xy eho..g cnakle P9IISy Priux Y.d4nrr whin 'form! Ir lJrr CSft pitai :n4 DIIFSFIIMLICn* SII e FUR irrovrMin nhholiClkh MimbhiMI .1 rawe faF pnniporbn h corn., it herom.,TEIMPVIVI aryl WM rmkoklaa; r•vi cornIsimr caerielly Imptime Inu hTere are risks imp:yed nn possible lossof primp. 1-mrallin rmralingnrnoI n currermy, pArlicarl amcIrsonornk nilc. 4unrls Imcininx on a single card!", seclor amdliorlondy Lhalnimplumbw.Jomntir.errla In iirmA4 ccenpanies iney eiperMixrjreater.orke yo/.1111y. Merest rnrenis Inemerpni mmrlets,urrergv.toed .111LCY110 aryii allormalryr kwesinkmis 11,111411 agldollonal Plcatr ur r...bwhis for ,r1 4,34 ▪ perk.r..mItrisrid Indkalin rrl I Loo n anuilla 1111,innterial Larrloin% f Ire opinion. or Ilk ouillor, are whiml Yo r.hnow, an.131re.airl nvl tvbs connden-cl D.-intermitted o fecoinniendatIon Lci participate ifLilLY Llmlicizim bruin' strateicir. or deernsd 1m Ire r oiler wsole p.oducl and IL should rYA IPS relied 4.111 or such. 1 here b110 maw-dee-hat m:re Nralrglmsllsonsed w111 work und,all rnmaiurk.n.rhtlonn. thh molermlnirreselas. m rssrenra of the market ernroornent at a cpecilic time and lsnnt iMralyd lobe al Forecamil of !Our event. or a glioratrlec oiinture molts. MIL material clnuld not be reted upon as m arch or Inverknent odirlt-c organlImg any scantly In parilEular. 11.1.Acr d this Inkprm,r1Lan amorrry.ilm rolvarhkr.0 any ...-nrwel, oilEr infoon.1140 puo,r141.111wrrm. MAN-, WirkIalarenr roar its Ji11111.11., nee Fan eloralSnakes,LIi. orlt..111161e, prrr,-wlelaa ar.LogAI Ahir.e.15-rresla rs lowil mlyke L.brIer,k14,r1w.l.tolr•Ao.prolly,Librdoll,rnrhelheopfriom§,Intaprototklencell.#6111 m.rwigd Roft.6..1.11.arklcru.rilyreprrselitillw rn8k...1.rilukoiro T itle,. hTn USCI cnImrrnagiom mil only be inert Mr ynormlonml imornmy noi Ira repondia nr r. Ilimernin.a.r.. I in Amy Wm mid nwry 31.11 br oral MA a halS.1% Inrnr rompnurni al arm finanful Inkkrurnenp. or prodmisor iridnrs. Hone of Lim MSC I informomen n minded SotarNAo r ormrsnnerri enlinre or,s.enrnnmmddtiarinrwAn lm refrain imrn !making) Arm. kind& Inyellniria dr-cIMmn cut br remnEl onxxxh.rinturkal data and a.lyalythould. Hoc be uteri as an .ndirmiii.inrm o,r I ol any bum peolorm•mor Friel-castor Mxl iniurmatIon repro,rded on.on 'am L. J. and ine uscrof .rilrminaiinn assume, ihr eniire rick of one !me rondo of ores Infon-nalhan.1430. each of li.Rlillutos ar.:1 earl ivuhAed.n rarroiling. complain!. or .frrizilogany MSCIIngoornataon th.,14BiCI Parlirq eXJIMMly 1:11i.donn all ihuirrmak, %MN reweil lo ChIsinfmn mailkin. hi no marl dun .y MSC I Rey have any laa11111151 for anydlonit. indlomt, venal. Ineldonlml. LinlIntlin, Mi.:011%1ot any 011.1dallIdlir} lwer• ionalhon SIEMER.% Jeremy Schmork Mk Harm C 1Intloorher Cianoyalti. Ilemiirpli rank Itnin I Imn.3an. Braid. loltin..kmenh Fenoglio JcitiMeame.r. Man nnEner. Alejandro S.W.. Hy. krystenowii.a, Man Manby. And Snki kielch an reghlenyi repremenibriken.of foremde Frail SersireS, L Lt. likimilorrilDre Funll.arrtilstrrbrlkd by P.Meikkelriemd 5e rrkin, Or You enema Wray dIredkrIn an Bice.